Exhibit 99.1

\FOR IMMEDIATE RELEASE\
Contact: Michael Umana Chief Financial Officer (781) 251-4712 John Swanson Swanson Communications, Inc. (516) 671-8582

LOJACK COMMENCES ARBITRATION AGAINST FORMER CHINA LICENSEE

WESTWOOD, MA – November 21, 2007 –LoJack Corporation (NASDAQ GS: “LOJN”), the leading global provider of recovery systems for stolen mobile assets, today announced that its subsidiary instituted an arbitration proceeding seeking to enforce post-termination obligations of its former licensee in China.

On November 12, 2007, LoJack terminated its license agreement with the licensee to operate the LoJack stolen vehicle recovery system in  China, based upon the licensee’s default and failure to perform its obligations under the license agreement.  According to the licensing agreement, upon termination, the licensee is obligated to sell inventory and network equipment back to LoJack and to facilitate the assignment to LoJack of all permits necessary to the operation of the business in China.

While LoJack considers the following allegations by the licensee to be completely without merit, on November 16, 2007, the licensee demanded compensation payment from LoJack in the amount of $269 million plus attorney’s fees and related expenses of $250 thousand, based on various allegations of bad faith and alleged coercive conduct.  No information was provided as to how the claimed damages were calculated.  On an unspecified basis, the licensee is threatening to seek a treble damage claim of $807 million and punitive damages.

Under the license agreement, exclusive jurisdiction for the resolution of controversies under or relating to the license agreement is arbitration in Boston, Massachusetts, under the rules of the American Arbitration Association.  On November 21, 2007, LoJack instituted an arbitration proceeding seeking to enforce the post- termination obligations of the licensee.  At this early stage it is impossible to predict the outcome of this arbitration proceeding.

About LoJack Corporation

LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in recovering valuable mobile assets.  The company’s time-tested system is optimized for recovering stolen mobile assets through its proven Radio Frequency technology and unique integration with law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover cars, trucks, commercial vehicles, construction equipment and motorcycles.  The company’s Stolen Vehicle Recovery System delivers a better than 90 percent success rate and has helped recover more than $4 billion in stolen LoJack-equipped assets worldwide.  Today LoJack operates in 26 states and the District of Columbia, and in 32 countries throughout North America, South America, Europe, Africa and Asia.